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Exhibit 10.227

CONSULTING CONTRACT

        THIS CONTRACT made as of the 1st day of April 2004 by and between Prospect Medical Holding, Inc. ("Prospect Medical"), a Delaware Corporation, having offices at 6083 Bristol Parkway, Culver City, California and The Equity Group Inc. ("Equity"), a New York Corporation, having offices at 800 Third Avenue, New York, New York.

        WHEREAS, Prospect Medical desires to secure the services of Equity as a consultant and Equity desires to provide such services to Prospect Medical;

        NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

        1.     Equity hereby agrees that it will render financial public relations/investor relations services to Prospect Medical. These services were fully outlined in a Proposal to Prospect Medical dated January 12, 2004, which is attached hereto and incorporated.

        2.     The Term of this Contract shall commence on April 1, 2004 and shall continue, unless terminated by Prospect Medical or Equity in accordance with Paragraph 9 hereof.

        3.     (a) In consideration of the services to be rendered and performed by Equity during the term of this Contract, Prospect Medical will pay Equity six thousand dollars ($6,000) at the beginning of a each month of Year 1. If the Contract is not terminated at the end of the first year in accordance with Paragraph 9 hereof, Prospect Medical will pay Equity seven thousand dollars ($7,000) per month at the beginning of each month of Year 2; and, if not terminated at the end of the second year in accordance with Paragraph 9 hereof, Prospect Medical will pay Equity eight thousand dollars ($8,000) per month at the beginning of each month of Year 3.

          (b)   As noted in the Proposal dated January 12, 2004, it is expected that the fees quoted above will approximate the fee structure and time commitment were we billing Prospect Medical on an hourly basis; periodically we will review this with Prospect Medical.

          (c)   Equity shall also be reimbursed for all reasonable and necessary out-of-pocket expenses incurred in the performance of its duties, upon presentation of monthly statements. Any item in excess of $500 shall be pre-approved in advance by Prospect Medical.

          (d)   In the event Equity, arranges for a financing, acquisition, merger, corporate sale, business combination or similar such transaction for Prospect Medical or in the event Equity introduces Prospect Medical to any of the above transactions through an intermediary, including but not limited to investment banking firms, brokers, etc., (with such arrangements and introductions possibly occurring in the course of Equity's financial public relations activities), Equity shall, prior to or within a reasonable time after, making introduction on behalf of the Company, indicate to the Company, in writing, that it intends to make or has made an introduction and each party to which the introduction will or has been made which Equity determines might qualify Equity to receive an additional fee pursuant to the terms of this Contract. Equity shall be entitled to compensation under this Section where Equity was the primary party arranging or introducing the applicable transaction, and not where the Company, either directly or indirectly, had already been introduced to the transaction through other sources. The Company may at any time direct Equity to refrain from proceeding with such introductions or transactions if required by the Company's strategic business plan. Equity's efforts on behalf of the Company shall be non-exclusive and the Company may engage other investment bankers, brokers, finders, consultants and advisors to arrange for transactions of the types described above, and the Company shall at all times control the timing and process of developing, negotiating and implementing transactions of the types described above.    In such case(s), Prospect Medical shall pay a separate and additional fee to Equity at the time of closing of such transaction(s), in accordance with applicable industry standards and mutually agreed upon by Equity and Prospect Medical prior to such closing(s), along with such other reasonable terms and conditions as the parties may agree upon."

        4.     Equity will use its best efforts to perform these services for Prospect Medical consistent with and recognizing Equity's commitments and obligations to other businesses for which it performs services.

        5.     Equity agrees that neither it nor its employees or agents will during the term of this Contract, or at any time thereafter, disclose or divulge or use, directly or indirectly, for its own benefit, any confidential information, data, trade secrets, etc. relating to the business of Prospect Medical learned in connection with its work for Prospect Medical. The provisions of this paragraph shall survive the termination of this Contract, and shall continue until such information, data, trade secrets, etc., becomes public knowledge through no fault of Equity or any of its employees or agents.

        6.     As a consultant for Prospect Medical, Equity must at all times rely upon the accuracy and completeness of the information supplied to Equity by officers, directors, agents and employees of Prospect Medical. Prospect Medical hereby agrees that in the event that Equity or any of its officers, directors, agents or employees is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), or to the extent that Equity or any such indemnified person is a witness in any proceeding, by reason of the fact that Equity is or was serving as a consultant to Prospect Medical, whether the basis of such proceeding is alleged action or inaction in such capacity as a consultant or in any other capacity while serving as a consultant, Equity or any such person shall be indemnified and held harmless by Prospect Medical, to the fullest extent permitted by applicable law, against all costs, charges, expenses, liabilities and losses (including attorneys' fees, judgments, fines, or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Equity or any such person in connection therewith, and such indemnification shall continue as to Equity or any such person after Equity has ceased to be a consultant to Prospect Medical and shall inure to the benefit of the successors, heirs, executors and administrators or such persons; provided, however, that Prospect Medical shall not be required to indemnify Equity or any such person if Equity or any such person, as the case may be, was guilty of negligence or misconduct. Equity or any such indemnified party shall have the right to be paid by Prospect Medical the expenses incurred in defending any such proceeding in advance of its final disposition. This right to indemnification and the right to payment of expenses incurred in defending a proceeding in advance of its final disposition shall not be exclusive of any other right which Equity may have.

        7.     Equity agrees to indemnify, hold harmless and defend Prospect Medical, its directors, officers, employees and agents from and against any and all claims, actions, proceedings, losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by any of them in connection with or as the result of any negligence or misconduct by Equity or any of its directors, officers, employees or agents, in connection with the performance of Equity's services pursuant to this Contract. Equity shall advance payment for the reasonable expenses (including attorneys' fees and expenses) incurred by Prospect Medical and any and all such indemnified persons in defending any and all such proceedings in advance of the final disposition thereof, after presentation of invoices indicating in reasonable detail the work performed. The right of indemnification and the right to have Equity advance the payment of expenses incurred in defending any and all proceedings in advance of its final disposition shall not be exclusive of any other right which Prospect Medical and any and all such indemnified persons may have.

        8.     In the event an action or proceeding is commenced with respect to this Contract, the prevailing party shall be entitled to receive payment from the other party of its reasonable legal fees and expenses.

        9.     This Contract shall continue to be in effect for successive one-year periods, except that it may be terminated by Prospect Medical or Equity on any yearly anniversary date of the commencement of services, upon 30 days prior written notice to such effect. In the event Prospect Medical or Equity elects to terminate this Contract: (a) Prospect Medical shall be obligated to pay to Equity fees and expense reimbursements with respect to the period through the date of such termination and (b) the provisions of Paragraphs 5, 6, 7 and 8 shall survive such termination and continue in full force and effect.

        10.   This Contract will not be assigned (including by operation of law) by either party hereto and shall be interpreted under the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have executed this Contract on the date above written.

THE EQUITY GROUP INC.	PROSPECT MEDICAL HOLDINGS, INC.

By:	By:

/s/ ROBERT GOLDSTEIN Robert Goldstein President	/s/ JACOB Y. TERNER, M.D. Jacob Y. Terner, M.D. Chief Executive Officer

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  Exhibit 10.227